Exhibit 99.1

Press Release

Global ePoint Appoints Terrorism Expert Daryl Gates President

CITY OF INDUSTRY, Calif., Nov. 20 /PRNewswire-FirstCall/ — Global ePoint, Inc. (OTC: GEPT - News) a leading manufacturer of digital surveillance and detection solutions, today announced that it has appointed Daryl F. Gates President of Global ePoint, Inc. Mr. Gates, former Chief of the Los Angeles Police Department, has more than forty years experience in law enforcement and is recognized as an authority on terrorism.

Prior to the appointment Mr. Gates served on the Global ePoint Board and was Chairman of Global Airworks, Inc., a wholly owned subsidiary of Global ePoint comprising the Aviation Division. Mr. Gates will continue to serve on the Global ePoint Board in addition to now overseeing the day-to-day operations of the entire company.

Mr. Gates brings 43 years of experience in law enforcement, including 15 years as Chief of Police of the Los Angeles Police Department, and was a founding developer of SWAT (Special Weapons and Tactics), a specialized unit in many U.S. police departments trained and equipped to respond to critical situations.

Toresa Lou, Global ePoint’s Chief Executive Officer, commented, “I am pleased to announce that we have elected Mr. Gates as the President of Global ePoint. In his new role, both Global ePoint and Airworks will be able to benefit from Mr. Gates’ extensive law enforcement and defense experience.

“As we have discussed previously, we are working hard to strategically enhance our management team and I believe that Mr. Gates’ background will be invaluable to the company.”

Mr. Gates has been a consultant to Global ePoint since 2003. He formerly served as Chief of the Los Angeles Police Department from 1978 until his retirement in 1992 after 43 years of service with the LAPD. Chief Gates is widely recognized as the creator of the successful anti-drug program D.A.R.E. and also pioneered the concept and implementation of law enforcement’s first SWAT unit. He is recognized as an authority on terrorism and the control of civil disorders and riots. Since his retirement from the police force, Mr. Gates has been a consultant, public speaker, author and entrepreneur. He is a graduate of the University of Southern California.

About Global ePoint

Global ePoint designs, manufactures, sells and distributes digital video surveillance systems for the law enforcement, military, aviation and homeland security markets. On the cutting edge of digital technology, Global ePoint is developing new compression technologies and next-generation, secure network digital video systems and servers for a wide range of new markets, concentrating primarily on commercial security and homeland defense applications. The Company also manufactures customized computing systems for industrial, business and consumer markets, as well as other specialized electronic products and systems. Complete vertical integration — from design and manufacturing to sales and distribution — allows the Company to capture efficiencies and maintain cost advantages in these growing markets, particularly homeland security. For more information, please visit www.globalepoint.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Investor Relations Contact:

MKR Group, Inc.

Charles Messman or Todd Kehrli

323-468-2300

gept@mkr-group.com